Exhibit 10.1

                              SEPARATION AGREEMENT


         This Separation Agreement is made and entered into April 3 , 1998, between Gregory J. Bjorndahl (Employee) and Deluxe Corporation, a Minnesota corporation having its principal offices at 3680 Victoria Street North, Shoreview, Minnesota 55126 (Deluxe).

         WHEREAS, Employee has been employed by Deluxe for several years; and

         WHEREAS, the parties agree to set forth herein the terms and conditions under which such employment is terminated.

         NOW THEREFORE, in consideration of the mutual benefits and promises contained herein the parties agree as follows:

         1. Termination. Employee and Deluxe agree that Employee voluntarily terminates his employment with Deluxe on March 31, 1998 (Termination Date).

         2. Payments and Benefits. Deluxe and Employee agree that the following payments and benefits, less applicable payroll and any supplemental deductions, shall be provided by Deluxe to Employee:

         A. Two Hundred Six Thousand and 00/100 Dollars ($206,000.00) in three installments of Sixty-Eight Thousand Six Hundred Sixty-Six and 66/100 Dollars ($68,666.66), at the time described in the last paragraph of this Section, Sixty-Eight Thousand Six Hundred Sixty-Six and 66/100 Dollars ($68,666.66) on April 8, 1999 and Sixty-Eight Thousand Six Hundred Sixty-Six and 68/100 Dollars ($68,666.68) on April 8, 2000,
                  respectively.

         B.       All accrued vacation pay as of Termination Date.

         C. Accrued amounts in Employee's Stock Purchase Plan Account as of Termination Date, if any.

         D. Payment to Employee of his accrued balance in the Deferred Compensation Plan, if any, in accordance with the terms of the Plan.

         E. Payment to Employee of his accrued balance in his Supplemental Retirement Plan Account, if any, in accordance with the terms of the Plan.

Except as otherwise provided, the payments and benefits described in this Section shall be provided by Deluxe to Employee upon receipt of the signed Separation Agreement and a Release in the form attached as Exhibit A, but no earlier than five (5) nor later than seven (7) days after the expiration of the rescission period referred to in Section 7. Such payments shall be reduced by any amount Employee owes Deluxe for outstanding credit card or other charges.

         3. Full Compensation. The payments that will be made to Employee pursuant to this Separation Agreement shall compensate him for and extinguish any and all claims he may have arising out of his employment with Deluxe or his employment termination as of the effective date of the Release, including but not limited to claims for attorneys' fees and costs, and any and all claims for any type of legal or equitable relief.


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         4. Insurance. If Employee rescinds this Separation Agreement pursuant to Section 7 below, Employee will still have the right to continue his health, dental, vision and life plans as provided by law.

         5. Benefits. Employee is a participant in various employee benefit plans sponsored by Deluxe. Unless otherwise agreed hereunder, the payment or cancellation of benefits, including the amounts and the timing thereof, will be governed by the terms of the employee benefit plans. Deluxe will provide Employee the same assistance given other participants in employee benefit plans so long as he is entitled to benefits thereunder.

         6. Records, Documents and Property. Employee will return to Deluxe all of its property including, but not limited to its records, correspondence and documents as well as all computers, keys, pagers and corporate charge cards.

         7. Rescission. Employee acknowledges that he has had a period of twenty-one (21) days in which to consider this Separation Agreement and the Release referred to in Section 8 and deliver signed originals of them to the officer and at the address set out below in this Section. Once this Separation Agreement and the Release are executed, Employee may rescind this Separation Agreement and the Release within seven (7) calendar days to reinstate federal claims and fifteen (15) days to release Minnesota claims. To be effective, any rescission within the relevant time periods must be in writing and delivered to Deluxe Corporation, in care of Sonia St. Charles, Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the respective periods. If sent by mail, the rescission must be (1) postmarked within the respective periods (2) properly addressed to Deluxe Corporation; and (3) sent by certified mail, return receipt requested.

         8. General Release. In consideration of the payments and other undertakings stated herein, the parties shall sign a separate Release in the form attached hereto as Exhibit A at the time each signs this Separation Agreement.

         9. Confidential Deluxe Information. Employee agrees that for a period of two (2) years after execution of this Agreement, Employee will not use or disclose Confidential Information of Deluxe.

         "Confidential Information" means all confidential or proprietary information of Deluxe or any affiliate or subsidiary, including without limitation, financial data, trade secrets, customer and mailing lists, business plans, sales and marketing plans, business acquisition or divestiture plans, data processing systems, books and records, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, which Employee may have acquired or obtained during the course of Employee's employment with Deluxe.

         10. Standstill. Employee agrees that for a period of two (2) years after Termination Date, Employee will not directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person or entity to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition, sale, breakup or auction of more than one percent of the outstanding securities (or beneficial ownership thereof) or any assets (except in the ordinary course of business) of Deluxe or any of its subsidiaries or affiliates; (ii) any takeover bid, tender offer, merger or other business combination involving Deluxe or any of its subsidiaries or affiliates; (iii) except as a creditor, any recapitalization, restructuring, liquidation, dissolution, or other extraordinary transaction with respect to Deluxe or any of its subsidiaries or affiliates; (iv) any solicitation of proxies to vote any common shares of Deluxe; or (v) negotiate, execute or perform any agreement, arrangement or understanding with any person or entity regarding a possible transaction of the type described above involving Deluxe or any of its subsidiaries or affiliates; (b) take any action which might compel Deluxe to make a public announcement regarding any of the types of matters referred to in clause


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(a); (c) form, join, or in any way participate in a group of persons or entities acting jointly or in concert with respect to Deluxe or any of its subsidiaries or affiliates as to any of the types of matters referred to in clauses (a) or
(b); (d) otherwise act alone or in concert with others, to seek to control or influence the management, board of directors or policies of Deluxe or any of its subsidiaries or affiliates with respect to any of the foregoing; or (e) enter into discussions or arrangements with any other person or entity with respect to any of the foregoing, unless Employee has acquired the explicit prior written consent of the President of Deluxe to engage in such foregoing activity.

         11. Confidentiality. The terms of this Separation Agreement and the Release shall be treated as confidential by both Employee and Deluxe and neither party shall disclose its terms to anyone, except Employee may disclose the terms of this Separation Agreement and the Release to his immediate family, legal counsel and accountant. Deluxe may disclose the terms of this Separation Agreement and the Release to its officers and directors, outside auditors, and to employees who have a legitimate need to know the terms in the course of performing their duties and either party may disclose the terms of this Separation Agreement and the Release if requested or ordered by a governmental agency or court of competent jurisdiction. Each party recognizes and agrees that this confidentiality provision was a significant inducement for the other to enter into this Separation Agreement and Release.

         12. Non-Recruitment. For a period of two (2) years after Termination Date, Employee shall not for himself or any other person or entity either, directly or indirectly, recruit for employment any person who at any time during the period one (1) year prior to Termination Date through expiration of the non-recruitment period is or was an employee of Deluxe or any of its affiliates or subsidiaries.

         13. Non-Disparagement. The parties mutually agree that they shall not disparage or defame each other in any respect or make any such comments concerning the employment relationship between them.

         14. Non-Competition. Employee agrees that for a period of two (2) years after Termination Date, Employee will not (a) serve as an officer, principal, advisor, agent, partner, director, stockholder, employee or consultant of any corporation or other business enterprise that engages in activities, directly or through an affiliate, that are directly competitive with the commercial activities of Deluxe from which it derives a significant portion of its revenue and which were engaged in by Deluxe at the time of the termination of Employee's employment without the prior written consent of the President and Chief Executive Officer of Deluxe Corporation; or (b) with respect to such activities that are directly competitive, cause customers, distributors or suppliers under contract or doing business with Deluxe at any time within one year prior to and including the Termination Date to modify their business relationships with Deluxe in any material respect.

         Ownership by Employee of less than one percent (1%) of the outstanding shares of capital stock of any corporation, for investment purposes, shall not constitute a breach of this provision.

         For commercial activities to be "directly competitive" with those of Deluxe within the meaning of this Agreement, such activities must consist of selling or attempting to sell the same types of products or services from which Deluxe Corporation now derives at least one percent (1%) of its revenue or which are the subject of business development plans (which the parties agree are the following general categories: (a) check products used by financial institutions and their customers; (b) check and check transaction security features; (c) check related printed forms products; (d) direct marketing services for financial institutions; (e) market research information services for financial institutions; (f) electronic funds transfers services of the type provided by Deluxe or any of its subsidiaries or similar to any payment risk management services provided by Deluxe or any of its affiliates; and (g) direct marketing sales of check products to the same classes of customers).

         14. Reference Letter. In consideration for Employee's agreement to the Non-Competition provision described above, Deluxe agrees that in the event the parties agree upon the text of a reference


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letter on or before April 6, 1998 a copy of it shall be attached and incorporated by reference as Exhibit B and Employee may provide a copy of such letter to any prospective employer. Deluxe agrees that any communication by John
A. Blanchard III, President, concerning Employee's employment with Deluxe shall in tone and content not be inconsistent with the statements contained in any Exhibit B.

         15. Non-Assignment. The parties agree that this Separation Agreement and the Release will not be assigned by either party unless the other party agrees to such assignment in writing.

         16. Merger. This Separation Agreement and the Release, and the employee benefit plans in which Employee is a participant supersede all prior oral and written agreements and communications between the parties. Employee and Deluxe agree that any and all claims which either might have had against the other are fully released and discharged by this Separation Agreement and the Release, and that the only claims which either may hereafter assert against the other will be derived only from an alleged breach of the terms of the Separation Agreement or the Release or, as against Deluxe, or any employee benefit plan in which Employee is a participant.

         17. Entire Agreement. This Separation Agreement and Release constitute the entire agreement between the parties with respect to the termination of Employee's employment relationship with Deluxe, and the parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or Release except as herein contained.

         18. Voluntary and Knowing Action. Employee acknowledges that he has been advised of his right to be represented by his own attorney, that he has read and understands the terms of this Separation Agreement and the Release, and that he is voluntarily entering into the Separation Agreement and the Release.

         19. Governing Law. This Separation Agreement and the Release will be construed and interpreted in accordance with the laws of the State of Minnesota.

         20. Counterparts. This Separation Agreement and the Release may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one of the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.


DELUXE CORPORATION                             EMPLOYEE


By: /s/ J.A. Blanchard III                     By: /s/ Gregory J. Bjorndahl
      J. A. Blanchard III                             Gregory J. Bjorndahl
      President


STATE OF MINNESOTA

COUNTY OF RAMSEY

I, Deborah J. Cramlet , a Notary Public, do hereby certify that Gregory J. Bjorndahl personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.


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Given under my hand and official seal this 3rd day of April, 1998.


                                                     /s/ Deborah J. Cramlet
                                                     Notary Public



STATE OF MINNESOTA

COUNTY OF RAMSEY

The foregoing instrument was acknowledged before me this 6th day of April, 1998 by J. A. Blanchard III, the President of Deluxe Corporation, a Minnesota corporation, on behalf of the Corporation.


                                                     /s/ Lorraine E. Houle
                                                     Notary Public


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                                                                       Exhibit A

                                     RELEASE

Definitions. We intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what we mean. Specific terms we use in this Release have the following meanings:

         A. We, as used herein, includes Deluxe Corporation defined at B and Employee, as defined at C.

         B. Deluxe Corporation, as used herein, shall at all times mean Deluxe Corporation, its subsidiaries, successors and assigns, their affiliated companies, their successors and assigns, their affiliated and predecessor companies and the present or former officers, employees and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any profit sharing, pension or other benefit plan applicable to the employees or former employees of Deluxe Corporation, in their official and individual capacities.

         C. Employee, as used herein, means Gregory J. Bjorndahl or anyone who has or obtains any legal rights or claims through him.

         D. Employee's Claims means any rights Employee has now or hereafter to any relief of any kind from Deluxe Corporation whether or not Employee knows now about those rights, arising out of his employment with Deluxe Corporation, and his employment termination, including, but not limited to, claims for breach of contracts; fraud or misrepresentation; violation of the Minnesota anti-discrimination laws, the Americans with Disabilities Act, or other federal, state, or local civil rights laws based on disability or other protected class status; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this Release shall not affect any claims which Employee could have made under any welfare benefit plan or any profit sharing, pension or retirement plan through Deluxe Corporation or which may arise under the Agreement to which this Release is attached.

Agreement to Release Claims. Employee agrees that he is receiving a substantial amount of money paid by Deluxe Corporation. Employee agrees to give up all Employee's Claims against Deluxe Corporation in exchange for those payments. Employee will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against Deluxe Corporation based on Employee's Claims. Employee agrees that the money and benefits Employee is receiving are full and fair compensation for the release of all Employee's Claims. Employee agrees that Deluxe Corporation does not owe Employee anything in addition to what Employee will be receiving.

Employee understands that he may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) days to reinstate state claims. To be effective, Employee's rescission must be in writing and delivered to Deluxe Corporation in care of Sonia St. Charles, Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the relevant period. If sent by mail, the rescission must be postmarked within the relevant period, properly addressed to Deluxe Corporation, and sent by certified mail, return receipt requested.

Deluxe Corporation agrees to give up any claim against Employee that Deluxe Corporation may have now or hereafter arising from or in connection with Employee's employment with Deluxe Corporation, except as may arise under the Agreement to which this Release is attached.


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We acknowledge that we have read this Release carefully and understand all its terms. In agreeing to sign this Release, we have not relied on any statements or explanations made by either of us.

We agree that this Release shall be effective as of the last date set out below. Deluxe Corporation and Employee understand and agree that this Release, the Agreement and the Deluxe Corporation employee benefit plans in which Employee is a participant, contain all of the agreements between Deluxe Corporation and Employee. We have no other written or oral agreements.

Dated: April 3 , 1998                       /s/ Gregory J. Bjorndahl
                                                Gregory J. Bjorndahl

Witnesses:

/s/ Sonia St. Charles

/s/ Jean M. Tackman

                                            DELUXE CORPORATION

Dated: April   6  , 1998                By: /s/ J.A. Blanchard III
                                                J. A. Blanchard III
                                                President

Witnesses:

/s/ Cheryl J. Yursi

/s/ Sharon R. Maylath


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                                                                       Exhibit B




To Whom It May Concern:

Greg Bjorndahl left the employment of Deluxe Corporation on March 31, 1998. Mr. Bjorndahl indicated to me his desire to move on to new personal and professional challenges.

Greg made many major contributions in the two and one-half years that he was with us. He led the reorganization and improved the level of professionalism of our product management, marketing and sales organizations. He initiated and created a united brand strategy for the many divisions, products and services of Deluxe. He also helped to set our strategic direction.

However, as we began to evolve our organization to implement our strategy it became apparent that his position as Senior Vice President of Sales and Marketing would change, a change that Greg led and with which he agreed. Those changes would alter his role in the company and as a result Greg felt it would be best if he pursued other opportunities.

Sincerely,



J. A. Blanchard III
President